Exhibit 99.1

Investor Relations Line: (818) 902-2701 Contact: Superior Industries R. Jeffrey Ornstein (818) 902-2700
NEWS RELEASE	Neil G. Berkman Associates Dr. Neil Berkman (310) 826-5051
Superior Industries To Sell
Suspension Components Business
VAN NUYS, CALIFORNIA — January 9, 2006 — Superior Industries International, Inc. (NYSE:SUP) today announced that its Board of Directors has authorized management to engage an investment banker and/or other advisors to explore options for disposal of the Company’s suspension components business.
“Today’s intense competition in the global automotive industry makes it imperative that Superior focuses all of its resources on its expanding aluminum wheel business,” said Chief Executive Officer Steven Borick. He said that all components orders would continue to be delivered as scheduled.
The Company expects to record a charge in the fourth quarter of 2005 in connection with the disposal of assets. At December 31, 2005, the book value of the assets of the components business was approximately $44 million.
About Superior Industries
Superior supplies aluminum wheels and other aluminum automotive components to Ford, General Motors, DaimlerChrysler, Audi, BMW, Isuzu, Jaguar, Land Rover, Mazda, MG Rover, Mitsubishi, Nissan, Subaru, Toyota, and Volkswagen. For additional information, visit www.supind.com.
Forward-Looking Statements
This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.